Exhibit 99.01

Immersion Corporation Reports Fourth Quarter and Full Year 2016 Results
Posts Fourth Quarter Revenues of $9.3 million and
2016 Revenues of $57.1 million

SAN JOSE, Calif., March 2, 2017 -- Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the fourth quarter and year ended December 31, 2016.
Results for the quarter ended December 31, 2016
Total revenues for the fourth quarter of 2016 were $9.3 million, a decrease of 44% compared to $16.6 million for the fourth quarter of 2015. Royalty and license revenues of $8.9 million for the fourth quarter of 2016 were down 43% compared to $15.8 million for the same period last year.
Net loss for the fourth quarter of 2016 was $38.1 million, or $(1.32) per diluted share. This compares to net income of $1.1 million, or $0.04 per diluted share, for the fourth quarter of 2015. Net loss for the fourth quarter of 2016 included a tax provision of $26.8 million, primarily related to a non-cash charge of $28.1 million recorded to establish a full valuation allowance against the Company’s U.S. deferred tax assets.
Non-GAAP net loss for the fourth quarter of 2016 was $7.9 million, or $(0.27) per diluted share, compared with non-GAAP net income of $2.1 million, or $0.07 per diluted share, for the fourth quarter of 2015. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

Results for the year ended December 31, 2016

Revenues for 2016 were $57.1 million, a decrease of 10% as compared to $63.4 million for 2015. Royalty and license revenues for 2016 totaled $56.0 million, a decrease of 9% from $61.7 million for 2015.
Net loss for 2016 was $39.4 million, or $(1.37) per diluted share, as compared to net income of $2.9 million, or $0.10 per diluted share, for 2015. Net loss for 2016 included a tax provision of $25.5 million for the year, primarily related to a non-cash charge of $28.1 million recorded in the fourth quarter to establish a valuation allowance against the Company’s U.S. deferred tax assets.
Non-GAAP net loss for 2016 was $5.0 million, or $(0.17) per diluted share, as compared to non-GAAP net income of $9.1 million, or $0.31 per diluted share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

As of December 31, 2016, Immersion’s cash, cash equivalents and short term investments were $89.8 million, up from $64.9 million as of December 31, 2015.

Management Commentary

“2016 was a year of exciting innovation, with wide-spread adoption of haptics across all of our target markets and a broadening of our customer base,” said Vic Viegas, chief executive officer of Immersion. “We are pleased with our fiscal year results, having achieved our goals for both revenue and non-GAAP net income during a year in which it was also critical that we dedicate resources and attention to protecting and preserving our intellectual property. We remain focused on leveraging our three key strategic assets - our culture of innovation, our haptic know-how and our broad patent portfolio, as we continue to execute on our long-term plan of driving broad adoption of our haptic technologies across existing and emerging markets.”

Business Outlook
“We exit the year with a strong and healthy balance sheet, which enables us to continue to execute on our strategic objectives. We remain focused on the importance of defending the value of our 20+ years of innovation, and protecting the interests of our stakeholders.”
“In the near-term, we recognize that there will be some trade-offs with regards to financial performance as we vigorously defend our IP. In addition to normal considerations, our guidance for 2017 takes into account the ongoing litigation with Apple and the current unlicensed status of Samsung. Even with these considerations, we expect 2017 revenues of $38 million to $42 million, reflecting base business growth of roughly flat to 11% excluding the recognition in 2016 of $19 million in wind-down rights from Samsung for products that were licensed under Immersion’s prior agreement. Non-GAAP net loss for 2017 is expected to be $23 million to $32 million, or $(0.76) to $(1.05) per diluted share.”
“Looking ahead, we are confident that our innovative solutions and IP increasingly will be recognized as a ‘must have’ by existing and new customers, leading to measurable value creation and growth prospects in 2017 and beyond,” concluded Mr. Viegas.

Recent Business Highlights

•	Signed a multi-year licensing agreement with Nintendo to allow Immersion to adapt its TouchSense® technology to the new Nintendo SwitchTM system.

•
Renewed a license agreement with LG Electronics, Inc. The three-year extension provides a worldwide license for LG to use Immersion's TouchSense technology and Basic Haptics patents in its smartphones, tablets and fitness bands.

•
Renewed licensing agreements with Gionee Communication Equipment Co., Ltd. and Xiamen Meitu Mobile Technology Co., Ltd. The China-based smartphone companies have licensed Immersion's TouchSense® Premium solution.

•
Signed a patent license agreement with Grayhill, Inc., a designer and manufacturer of a broad line of intuitive human interface components and custom solutions, providing Grayhill with access to Immersion's portfolio of over 2,400 haptic patents and applications for use in touchscreens, touchpads, and touch-enabled user interface panels.

•
Announced TouchSense® Force for gaming and VR/AR, allowing developers and peripheral manufacturers to take their products to a whole new level by easily creating sensations of pushing, pulling, grasping, and pulsing by integrating high-quality touch effects into their games and devices.

•
Extended its partnership with AdColony, the largest independent mobile advertising platform in the world, to provide TouchSense® Ads - ads you can feel - to brands and advertisers on the AdColony mobile advertising platform.

•	Announced the results of a scientific media trial conducted with IPG Media Lab that found touch-enabled technology in video ads leads to a 50% lift in brand favorability, among other notable findings.

•	Entered into a cooperation agreement with VIEX Capital Advisors, LLC and its affiliates.

•
Related to the Apple litigation, we received the Markman ruling and the institution decision on four IPR’s filed with three remaining to be received. The hearing before the ITC is scheduled to be held April 27 to May 5, 2017 with the initial determination scheduled for August 11, 2017.

Conference Call Information
Immersion will host a conference call with company management on Thursday, March 2, 2017 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter and fiscal year ended December 31, 2016. To participate on the live call, analysts and investors should dial +1 877-681-3375 (conference ID: 1859221) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.
About Immersion
Immersion Corporation (NASDAQ: IMMR) is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users' sense of touch. With more than 2,400 issued or pending patents, Immersion's technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, advertising, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com
Immersion, and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

Use of Non-GAAP Financial Measures
Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP net income and Non-GAAP net income per diluted share, because it is useful in understanding the company’s performance as it more closely reflects its expected long-term effective tax rates and excludes certain non-cash expenses and other special charges, such as deferred tax assets valuation allowance, that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding measurable value creation and growth prospects in 2017 and beyond and our expectation that revenues for 2017 will be in the range of $38 million to $42 million and non-GAAP net loss for 2017 ranging from $23 million to $32 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’

products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; the continued popularity of mobile games and wearables; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; the fact that certain target markets are still relatively nascent; risks associated with doing business internationally; litigation costs in any current or future litigation; failure to retain key personnel; ability to retain personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and foreign currency exchange rates and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most recent Quarterly Report on Form 10-Q which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo and TouchSense are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR - C)
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Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$56,865	$25,013
Short-term investments	32,907	39,918
Accounts receivable, net	1,382	1,213
Prepaid expenses and other current assets	2,876	2,790
Total current assets	94,030	68,934
Property and equipment, net	4,016	4,589
Deferred income tax assets	359	24,633
Prepaid income taxes	4,997	6,995
Intangibles and other assets, net	365	264
TOTAL ASSETS	$103,767	$105,415
LIABILITIES
Accounts payable	$5,951	$650
Accrued compensation	4,753	4,840
Other current liabilities	4,409	2,999
Deferred revenue	5,909	6,696
Total current liabilities	21,022	15,185
Long-term deferred revenue	26,393	2,516
Other long-term liabilities	1,012	1,099
TOTAL LIABILITIES	48,427	18,800
STOCKHOLDERS’ EQUITY	55,340	86,615
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$103,767	$105,415

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Royalty and license	$8,918	$15,782	$56,030	$61,677
Development, services, and other	375	788	1,056	1,716
Total revenues	9,293	16,570	57,086	63,393
Costs and expenses:
Cost of revenues	58	93	191	440
Sales and marketing	3,878	3,596	14,613	14,674
Research and development	3,159	4,088	13,388	14,785
General and administrative	13,406	7,502	44,151	28,755
Amortization of intangibles	—	2	6	20
Total costs and expenses	20,501	15,281	72,349	58,674
Operating Income (loss)	(11,208)	1,289	(15,263)	4,719
Interest and other income (expense)	(155)	(206)	754	(270)
Income (loss) from continuing operations before benefit (provision) for income taxes	(11,363)	1,083	(14,509)	4,449
Benefit (provision) for income taxes	(26,785)	55	(25,521)	(1,591)
Income (loss) from continuing operations	(38,148)	1,138	(40,030)	2,858
Income from discontinued operations	—	—	649	—
Net Income (loss)	$(38,148)	$1,138	$(39,381)	$2,858
Basic net income (loss) per share
Continuing operations	$(1.32)	$0.04	$(1.39)	$0.10
Discontinued operations	$0.00	$0.00	$0.02	$0.00
Total	$(1.32)	$0.04	$(1.37)	$0.10
Shares used in calculating basic net income (loss) per share	28,860	28,305	28,759	28,097
Diluted net income (loss) per share
Continuing operations	$(1.32)	$0.04	$(1.39)	$0.10
Discontinued operations	$0.00	$0.00	$0.02	$0.00
Total	$(1.32)	$0.04	$(1.37)	$0.10
Shares used in calculating diluted net income (loss) per share	28,860	29,322	28,759	29,015

Immersion Corporation
Reconciliation of GAAP Net Income (loss) to Non-GAAP Net Income (loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2106	2015
GAAP net income (loss)	$(38,148)	$1,138	$(39,381)	$2,858
Add: Provision (benefit) for income taxes	26,785	(55)	25,521	1,591
Less: Non-GAAP benefit (provision) for income taxes on continuing operations (at 19%)	2,159	(206)	2,757	(845)
Add: Stock-based compensation	1,308	1,225	6,111	5,470
Non-GAAP net income (loss)	$(7,896)	$2,102	$(4,992)	$9,074
Non-GAAP net income (loss) per share	$(0.27)	$0.07	$(0.17)	$0.31
Shares used in calculating Non-GAAP net income (loss) per share	28,860	29,322	28,759	29,015

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